Exhibit 99.1

NEWS Contact: Michael F. Barry Chairman, Chief Executive Officer and President Barrym@quakerchem.com T. 610.832.4000

For Release: Immediate

QUAKER	CHEMICAL ANNOUNCES THIRD QUARTER 2015 RESULTS

•	Strong operating results drive consistent non-GAAP earnings, despite an 8% negative impact from foreign exchange and lower global steel production

•	Current quarter results include $2.8 million of one-time non-GAAP transaction expenses related to the Verkol S.A. acquisition

•	Strong quarterly operating cash flow generation of $24 million

October 28, 2015

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $189.2 million for the third quarter of 2015 compared to $198.9 million for the third quarter of 2014. The 5% decrease in net sales was driven by negative impacts from foreign currency translation of $14.9 million, or 8%, which offset the Company’s product volume and acquisition-related growth in the quarter.

Earnings per diluted share for the current quarter were $1.08 as compared to $1.18 for the third quarter of 2014. The third quarter of 2015 results included one-time transaction expenses of $2.8 million, or $0.15 per diluted share, related to the Verkol S.A. (“Verkol”) acquisition. With these transaction expenses and other uncommon items excluded, non-GAAP earnings per diluted share were $1.19 for the third quarter of 2015, which were even with non-GAAP earnings for the third quarter of 2014. The Company was able to achieve these consistent earnings despite foreign exchange impacts of $0.09 per diluted share, or 8%, and lower global steel production. Similarly, the Company was able to increase its adjusted EBITDA approximately 1% to $26.8 million for the third quarter of 2015 from $26.5 million in the third quarter of 2014, despite similar impacts from foreign exchange and lower global steel production.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “Consistent with previous quarters this year, we are pleased to have delivered another quarter of stable earnings and strong cash flow despite a variety of market challenges. Foreign exchange headwinds continue to have the most significant negative impact on our earnings while we were also challenged by global steel industry production being down nearly 4%. In addition, we are seeing continued weak economic conditions in several regional areas, especially in South America. Our sales also continue to see some impact of downward price adjustments due to lower raw material costs. Despite these headwinds, we maintained our non-GAAP earnings through margin expansion, market share gains and our recent acquisitions.”

Mr. Barry added, “We continue to pursue our key strategic initiatives and acquisitions, such as the Verkol acquisition completed early in the third quarter. This is our eleventh acquisition over the past five years, consistent with our strategy of creating shareholder value by using our strong cash flow and balance sheet to grow Quaker both organically and via strategic acquisitions. Looking forward to the remainder of 2015, while we anticipate a continued strong U.S. Dollar and generally weak market conditions in most countries, we believe market share gains and acquisitions will continue to compensate for these challenges. Overall, I remain confident in Quaker’s future and expect our fourth quarter and full year 2015 non-GAAP earnings to exceed 2014, leading to our sixth consecutive year of earnings improvement.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Third Quarter of 2015 Summary

Net sales for the third quarter of 2015 were $189.2 million compared to net sales of $198.9 million for the third quarter of 2014. The decrease in net sales was primarily due to impacts from foreign currency translation of $14.9 million, or 8%, which offset a 4% increase in product volume, including additional sales from acquisitions.

Gross profit for the third quarter of 2015 increased $1.0 million from the third quarter of 2014, driven by increased product volume on higher gross margin of 37.7% for the third quarter of 2015 compared to 35.4% for the third quarter of 2014. The current quarter’s expansion in gross margin was mainly due to the timing of certain raw material cost decreases compared to the prior year quarter.

Selling, general and administrative expenses (“SG&A”) increased $2.9 million from the third quarter of 2014 to the third quarter of 2015. The increase in SG&A was primarily driven by incremental costs associated with the Company’s current and prior year acquisitions, including the $2.8 million one-time transaction expenses incurred with the Company’s third quarter of 2015 Verkol acquisition, noted above. These increases were partially offset by decreases from foreign currency translation.

Other income decreased $0.7 million in the third quarter of 2015 compared to the third quarter of 2014. The decrease in other income was primarily due to lower receipts of annual government grants received in one of the Company’s regions and higher foreign exchange transactional losses incurred in the third quarter of 2015 compared to the third quarter of 2014.

Interest expense was relatively consistent in the third quarter of 2015 compared to the third quarter of 2014. Interest income was $0.2 million lower in the third quarter of 2015 compared to the third quarter of 2014, primarily due to a decrease in the level of the Company’s invested cash in certain regions with higher returns and interest received on certain tax-related credits in the third quarter of 2014.

The Company’s effective tax rates for the third quarters of 2015 and 2014 were 24.4% and 26.7%, respectively. The primary contributors to the decrease in the current quarter’s effective tax rate were lower changes in reserves related to uncertain tax positions, a mix of earnings between higher and lower tax jurisdictions and certain other one-time items that decreased the third quarter of 2015’s effective tax rate.

Equity in net income of associated companies (“equity income”) increased $0.4 million in the third quarter of 2015 compared to the third quarter of 2014 primarily due to higher equity income from the Company’s interest in a captive insurance company.

Outside the one-time transaction expenses mentioned above, the Company realized a minimal impact to net income from its current quarter Verkol acquisition, as its respective operational results were offset by normal acquisition-related costs and initial adjustments related to fair value accounting.

Changes in foreign exchange rates negatively impacted the Company’s third quarter of 2015 net income by approximately 8%, or $0.09 per diluted share.

Year-to-Date 2015 Summary

Net sales for the first nine months of 2015 were $554.3 million compared to net sales of $571.8 million for the first nine months of 2014. The decrease in net sales was primarily due to impacts from foreign currency translation of $41.2 million, or 7%, which offset a 5% increase in product volume, including additional sales from acquisitions.

Gross profit for the first nine months of 2015 increased $4.6 million, or 2%, compared to the first nine months of 2014, driven by increased product volume on higher gross margin of 37.6% for the first nine months of 2015 compared to 35.6% for the first nine months of 2014. The Company’s expansion in gross margin was mainly due to the timing of certain raw material cost decreases compared to the prior year period.

The increase in SG&A for the first nine months of 2015 of $7.5 million from the first nine months of 2014 was due to the net impact of several factors. Notably, SG&A increased primarily due to incremental costs associated with the Company’s current and prior year acquisitions, including the current year transaction expenses, noted above, and higher overall labor-related costs, partially offset by decreases from foreign currency translation and a first quarter of 2014 cost related to an amendment to the Company’s pension plan in the United Kingdom (“U.K.”).

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Other expense was $0.1 million in the first nine months of 2015 compared to other income of $0.6 million in the first nine months of 2014. The $0.7 million decrease in other income was primarily due to lower receipts of annual government grants received in one of the Company’s regions and higher foreign exchange transactional losses incurred in the first nine months of 2015 compared to the first nine months of 2014.

Interest expense was $0.1 million higher in the first nine months of 2015 compared to the first nine months of 2014, primarily due to higher average borrowings outstanding over the first nine months of 2015. Interest income was $0.9 million lower in the first nine months of 2015 compared to the first nine months of 2014, primarily due to a decrease in the level of the Company’s invested cash in certain regions with higher returns and interest received on certain tax-related credits in the first nine months of 2014.

The Company’s effective tax rates for the first nine months of 2015 and 2014 were 27.3% and 30.5%, respectively. The primary contributors to the decrease in the current year’s effective tax rate were lower changes in reserves related to uncertain tax positions, a mix of earnings between higher and lower tax jurisdictions and certain other one-time items that impacted the first nine months of 2015’s effective tax rate comparison. We currently estimate the full year effective tax rate will approximate 28% for 2015.

Equity income decreased $3.2 million in the first nine months of 2015 compared to the first nine months of 2014. The decrease was primarily due to a first quarter of 2015 currency conversion charge recorded at the Company’s Venezuelan affiliate. Due to changes in Venezuela’s foreign exchange markets and controls, the Company re-assessed its Venezuelan affiliate’s access to U.S. Dollars and its ability to import or trade under the existing exchange markets in the first quarter of 2015, which resulted in the current year charge. This was partially offset by a similar currency charge related to the conversion of Venezuelan Bolivar Fuerte to the U.S. Dollar recorded during the second quarter of 2014. In addition, the Company had lower equity income from its interest in a captive insurance company during the first nine months of 2015 compared to the first nine months of 2014.

The $0.5 million decrease in net income attributable to noncontrolling interest in the first nine months of 2015 compared to the first nine months of 2014 was primarily due to the Company’s June 2014 acquisition of the noncontrolling interest in its Australian affiliate.

Outside the one-time transaction expenses mentioned above, the Company realized a minimal impact to net income from its 2015 Verkol acquisition, as its respective operational results were offset by normal acquisition-related costs and initial adjustments related to fair value accounting.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan Bolivar Fuerte, noted above, negatively impacted the Company’s first nine months of 2015 net income by approximately 8%, or $0.26 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $23.5 million for the third quarter of 2015 increased its year-to-date net operating cash flow to $50.8 million compared to $38.0 million for the first nine months of 2014. The increase of $12.8 million in net operating cash flows was driven by strong operating performance and lower cash invested in the Company’s working capital during the first nine months of 2015 due to continued improvement in working capital management. Most notably, cash outflows from accounts receivables decreased significantly in the first nine months of 2015, primarily due to the timing of sales around quarter-end and improvements in timing of cash receipts. Also, included in the Company’s year-to-date 2015 net cash flow were repurchases of 59,110 shares of its common stock for $5.0 million, pursuant to the share repurchase program announced in May of 2015. Overall, the Company’s liquidity remains strong, as the Company’s consolidated leverage ratio approximated one times EBITDA, despite added borrowings to fund the third quarter of 2015 purchase of Verkol.

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Non-GAAP Measures

Included in this public release are non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following are reconciliations between the non-GAAP (unaudited) financial measures of non-GAAP earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.08	$1.18	$2.98	$3.31
Equity income in a captive insurance company per diluted share	(0.04)	(0.01)	(0.09)	(0.16)
Verkol transaction expenses per diluted share	0.15	—	0.15	—
U.K. pension plan amendment per diluted share	—	—	—	0.05
U.S. customer bankruptcies per diluted share	0.00	0.02	0.01	0.02
Cost streamlining initiatives per diluted share	—	—	0.01	0.02
Currency conversion impact of the Venezuelan Bolivar Fuerte per diluted share	—	—	0.21	0.02
Non-GAAP earnings per diluted share	$1.19	$1.19	$3.27	$3.26

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to Quaker Chemical Corporation	$14,371	$15,696	$39,787	$43,853
Depreciation and amortization	4,863	4,196	14,227	11,908
Interest expense	697	641	1,891	1,747
Taxes on income before equity in net income of associated companies	4,541	5,724	15,624	18,808
Equity income in a captive insurance company	(526)	(72)	(1,221)	(2,142)
Verkol transaction expenses	2,813	—	2,813	—
U.K. pension plan amendment	—	—	—	902
U.S. customer bankruptcies	68	310	179	310
Cost streamlining initiatives	—	—	173	348
Currency conversion impact of the Venezuelan Bolivar Fuerte	—	—	2,806	321
Adjusted EBITDA	$26,827	$26,495	$76,279	$76,055

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the third quarter of 2015 results is scheduled for October 29, 2015 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$189,224	$198,867	$554,280	$571,827

Cost of goods sold	117,895	128,567	346,006	368,197

Gross profit	71,329	70,300	208,274	203,630
%	37.7%	35.4%	37.6%	35.6%

Selling, general and administrative expenses	52,601	49,747	150,237	142,759

Operating income	18,728	20,553	58,037	60,871
%	9.9%	10.3%	10.5%	10.6%

Other income (expense), net	185	914	(97)	558
Interest expense	(697)	(641)	(1,891)	(1,747)
Interest income	422	642	1,117	1,990
Income before taxes and equity in net income of associated companies	18,638	21,468	57,166	61,672

Taxes on income before equity in net income of associated companies	4,541	5,724	15,624	18,808
Income before equity in net income of associated companies	14,097	15,744	41,542	42,864

Equity in net income (loss) of associated companies	738	375	(688)	2,506

Net income	14,835	16,119	40,854	45,370

Less: Net income attributable to noncontrolling interest	464	423	1,067	1,517

Net income attributable to Quaker Chemical Corporation	$14,371	$15,696	$39,787	$43,853
%	7.6%	7.9%	7.2%	7.7%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.08	$1.18	$2.99	$3.31
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.08	$1.18	$2.98	$3.31

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$96,155	$64,731
Accounts receivable, net	194,852	189,484
Inventories, net	78,533	77,708
Prepaid expenses and other current assets	20,477	19,595
Total current assets	390,017	351,518

Property, plant and equipment, net	86,491	85,763
Goodwill	78,412	77,933
Other intangible assets, net	75,829	70,408
Investments in associated companies	19,617	21,751
Deferred income taxes	21,071	24,411
Other assets	32,306	33,742
Total assets	$703,743	$665,526

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$395	$403
Accounts and other payables	77,212	78,977
Accrued compensation	17,709	19,853
Other current liabilities	27,230	25,668
Total current liabilities	122,546	124,901
Long-term debt	107,913	75,328
Deferred income taxes	11,194	8,584
Other non-current liabilities	85,939	91,578
Total liabilities	327,592	300,391

Equity

Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2015 - 13,305,629 shares; 2014 - 13,300,891 shares	13,306	13,301
Capital in excess of par value	104,839	99,056
Retained earnings	321,856	299,524
Accumulated other comprehensive loss	(71,765)	(54,406)
Total Quaker shareholders' equity	368,236	357,475
Noncontrolling interest	7,915	7,660
Total equity	376,151	365,135
Total liabilities and equity	$703,743	$665,526

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$40,854	$45,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,229	9,154
Amortization	4,998	2,754
Equity in undistributed earnings of associated companies, net of dividends	1,362	(2,306)
Deferred compensation and other, net	(551)	1,672
Stock-based compensation	4,500	3,959
Gain on disposal of property, plant and equipment and other assets	(95)	(125)
Insurance settlement realized	(549)	(1,214)
Pension and other postretirement benefits	2,204	178
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(4,039)	(23,061)
Inventories	(1,028)	(9,143)
Prepaid expenses and other current assets	(3,545)	1,332
Accounts payable and accrued liabilities	(2,521)	9,470
Net cash provided by operating activities	50,819	38,040

Cash flows from investing activities
Investments in property, plant and equipment	(6,115)	(8,376)
Payments related to acquisitions, net of cash acquired	(23,990)	(51,947)
Proceeds from disposition of assets	130	178
Insurance settlement interest earned	28	34
Change in restricted cash, net	521	1,180
Net cash used in investing activities	(29,426)	(58,931)

Cash flows from financing activities
Proceeds from long-term debt	30,668	45,000
Repayment of long-term debt	(304)	(1,106)
Dividends paid	(12,257)	(10,580)
Stock options exercised, other	947	(194)
Payments for repurchase of common stock	(4,989)	-
Excess tax benefit related to stock option exercises	400	430
Purchase of a noncontrolling interest in an affiliate	-	(7,422)
Payment of acquisition-related earnout liability	-	(4,709)
Distributions to noncontrolling affiliate shareholders	-	(1,806)
Net cash provided by financing activities	14,465	19,613

Effect of exchange rate changes on cash	(4,434)	(2,993)
Net increase (decrease) in cash and cash equivalents	31,424	(4,271)
Cash and cash equivalents at the beginning of the period	64,731	68,492
Cash and cash equivalents at the end of the period	$96,155	$64,221